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                                                                   EXHIBIT 10.30

      As previously reported on a Current Report on Form 8-K dated December 19, 2006, on December 14, 2006, Color Kinetics Incorporated's (the Company) Compensation Committee approved an amendment to the Company's Non-Employee Director Compensation Plan, effective as of January 1, 2007, under which each non-employee director will receive cash compensation of $1,000 for attending an in-person meeting of the board of directors and cash compensation of $500 for attending a meeting of the board of directors held by telephone conference. Additionally, each Chairperson of the Company's Audit Committee, Compensation Committee and Nominating Committee will receive cash compensation of $500 for attending a meeting of his or her respective committee, whether held in-person or by telephone conference.